Exhibit 99.1

GLOBAL INDUSTRIAL REPORTS FOURTH QUARTER AND
FULL YEAR 2024 FINANCIAL RESULTS

Fourth Quarter Sales of $302.3 Million; Operating Income of $14.5 Million and
Operating Margin of 4.8%
Full Year Sales of $1.3 Billion; Operating Income of $80.5 Million and
Operating Margin of 6.1%
Board Increases Dividend to $0.26

PORT WASHINGTON, NY, February 25, 2025 – Global Industrial Company (NYSE: GIC), a value-added national distributor of industrial equipment and supplies, today announced financial results for the fourth quarter ended December 31, 2024.

Performance Summary* (U.S. dollars in millions, except per share data)
Highlights	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net sales	$302.3	$320.1	$1,315.9	$1,274.3
Gross profit	$102.3	$108.2	$452.0	$435.8
Gross margin	33.8%	33.8%	34.3%	34.2%
Operating income from continuing operations	$14.5	$21.4	$80.5	$96.5
Operating margin	4.8%	6.7%	6.1%	7.6%
Net income from continuing operations	$10.6	$15.2	$60.7	$70.7
Net income per diluted share from continuing operations	$0.27	$0.40	$1.57	$1.84

Net income from discontinued operations	$0.1	$0.1	$0.3	$0.0
Net income per diluted share from discontinued operations	$0.00	$0.00	$0.01	$0.00
*
Global Industrial Company manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31. For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month. The actual fiscal fourth quarter ended on December 28, 2024 and December 30, 2023, respectively. The fourth quarters of both 2024 and 2023 included 13 weeks and the full year of both 2024 and 2023 included 52 weeks.

Average daily sales is calculated based upon the number of selling days in each period, with Canadian sales converted to U.S. dollars using the current year's average exchange rate. There were 62 selling days in the U.S. and Canada in the fourth quarter of 2024 and 2023. There were 253 selling days in the U.S. in 2024 and 2023 and 250 selling days in Canada in 2024 and 2023.

Fourth Quarter 2024 Financial Summary:

•Consolidated sales decreased 5.6% to $302.3 million in U.S. dollars compared to $320.1 million last year.
•Consolidated gross margin was 33.8% consistent with last year.
•Consolidated operating income from continuing operations decreased 32.2% to $14.5 million compared to $21.4 million last year.
•Net income per diluted share from continuing operations decreased 32.5% to $0.27 compared to $0.40 last year.

Year Ended 2024 Financial Summary:

•Consolidated sales increased 3.3% to $1.32 billion in U.S. dollars compared to $1.27 billion last year. Excluding Indoff, sales declined 0.6% as compared to the year ago period and 0.5% on an average daily sales basis.
•Consolidated gross margin increased to 34.3% compared to 34.2% last year. Excluding Indoff, gross margin was 36.0% compared to 35.5% last year.
•Consolidated operating income from continuing operations decreased 16.6% to $80.5 million compared to $96.5 million last year. Excluding Indoff, operating income was $73.9 million compared to 90.8 million, a decrease of 18.6%.
•Net income per diluted share from continuing operations decreased 14.7% to $1.57 compared to $1.84 last year.

Richard Leeds, Executive Chairman, said "In 2024 we generated revenue of $1.3 billion, an improvement of 3.3%, driven by the acquisition of Indoff in 2023. We delivered top line growth in the first half of 2024 but results softened as we moved through the year with continued weakness in our core small and medium-sized businesses customer base. We remain very pleased with our gross margin performance and had good cash flow generation during the year, ending 2024 with more than $44 million in cash."

"We continued to execute on our customer centric strategy and made measurable progress elevating the customer experience across the business. This is highlighted in our strong retention rates, enhanced customer satisfaction, and significant improvement in quality metrics across our supply chain. While we are not satisfied with our financial performance, I believe we have the right strategy in place as we continue to sharpen our execution on serving the needs of our customers and highlight the value we bring to market through our core product offerings, Global Industrial Exclusive BrandsTM and extensive product knowledge."

Anesa Chaibi, Chief Executive Officer, said "As we drive operational excellence and enhance the customer experience, we will further strengthen connections with our customers and improve our ability to capture market share. With an exceptional balance sheet, we remain well-positioned to continue to invest in our growth, evaluate strategic opportunities, and drive our long-term performance."

At December 31, 2024, the Company had total working capital of $184.2 million, cash and cash equivalents of $44.6 million, and excess availability under its credit facility of approximately $120.5 million. Operating cash flow generated by continuing operations in the quarter was approximately $15.8 million.  The Company’s Board of Directors has declared a cash dividend of $0.26 per share to common stock shareholders of record at the close of business on March 10, 2025, payable on March 17, 2025.  The Company anticipates continuing a regular quarterly dividend in the future.

Earnings Conference Call Details
Global Industrial Company will host a conference call and question and answer session on its fourth quarter 2024 results today, February 25, 2025 at 5:00 p.m. Eastern Time. A live webcast of the call will be available on the Company’s website at https://investors.globalindustrial.com in the events section. The webcast will also be archived on the website for approximately 90 days.

About Global Industrial Company
Global Industrial Company (NYSE: GIC), through its operating subsidiaries, is a value-added distributor. Leveraging over 75 years of experience, Global Industrial specializes in providing industrial equipment and supplies to small to medium-sized businesses, large enterprises, and the public sector. Global Industrial is committed to its customer-centric strategy and leverages a team of subject matter experts, products from its Global Industrial Exclusive BrandsTM, and national vendor relationships to help customers succeed. At Global Industrial, "We Can Supply That®".

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. Any such statements that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections and are not guarantees of future performance. When used in this release, the words "anticipates," "believes," "estimates," "expects," "intends," and "plans" and variations thereof and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this report are based on the Company’s beliefs and expectations as of the date of this report and are subject to risks and uncertainties which may have a significant impact on the Company’s business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain and undue reliance should not be placed on them. Important risk factors that may affect our future results of operations and financial condition are detailed from time to time in our Securities and Exchange Commission filings. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events, except as may be required by applicable law.

Investor/Media Contacts:
Mike Smargiassi
The Plunkett Group
212-739-6729
mike@theplunkettgroup.com

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Statements of Operations – Unaudited
(In millions, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net sales	$302.3	$320.1	$1,315.9	$1,274.3
Cost of sales	200.0	211.9	863.9	838.5
Gross profit	102.3	108.2	452.0	435.8
Gross margin	33.8%	33.8%	34.3%	34.2%
Selling, distribution and administrative expenses	87.8	86.8	371.5	339.3
Operating income from continuing operations	14.5	21.4	80.5	96.5
Operating margin	4.8%	6.7%	6.1%	7.6%
Interest and other expense, net	0.4	0.1	0.7	1.3
Income from continuing operations before income taxes	14.1	21.3	79.8	95.2
Provision for income taxes	3.5	6.1	19.1	24.5
Net income from continuing operations	10.6	15.2	60.7	70.7
Net income from discontinued operations	0.1	0.1	0.3	0.0
Net income	$10.7	$15.3	$61.0	$70.7

Net income per common share from continuing operations:
Basic	$0.27	$0.40	$1.58	$1.85
Diluted	$0.27	$0.40	$1.57	$1.84

Net income per common share from discontinued operations:
Basic	$0.00	$0.00	$0.01	$0.00
Diluted	$0.00	$0.00	$0.01	$0.00

Net income per common share:
Basic	$0.27	$0.40	$1.59	$1.85
Diluted	$0.27	$0.40	$1.58	$1.84

Weighted average common and common equivalent shares:
Basic	38.3	38.2	38.3	38.1
Diluted	38.4	38.3	38.4	38.2

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Balance Sheets – Unaudited
(In millions)

	December 31,	December 31,
	2024	2023
Current assets:
Cash and cash equivalents	$44.6	$34.4
Accounts receivable, net	126.5	130.7
Inventories	167.1	150.8
Prepaid expenses and other current assets	14.4	13.9
Total current assets	352.6	329.8
Property, plant and equipment, net	19.1	20.0
Operating lease right-of-use assets	72.7	84.4
Goodwill and intangibles	65.7	69.3
Other assets	10.6	9.9
Total assets	$520.7	$513.4

Current liabilities:
Accounts payable and accrued expenses	$154.3	$160.1
Operating lease liabilities	14.1	14.1
Total current liabilities	168.4	174.2
Operating lease liabilities	69.0	81.4
Other liabilities	2.2	2.6
Shareholders’ equity	281.1	255.2
Total liabilities and shareholders’ equity	$520.7	$513.4

GLOBAL INDUSTRIAL COMPANY
Condensed Consolidated Statements of Cash Flows - Unaudited
(In millions)

	Year Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from continuing operations	$60.7	$70.7
Adjustments to reconcile net income from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	7.6	6.4
Stock-based compensation	2.8	3.0
Provision for deferred taxes	(0.5)	2.0
Change in working capital	(22.3)	26.7
Other, net	2.1	3.2
Net cash provided by operating activities from continuing operations	50.4	112.0
Net cash provided by operating activities from discontinued operations	0.3	0.0
Net cash provided by operating activities	50.7	112.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(3.8)	(3.9)
Purchase of Indoff LLC, net of cash acquired	0.0	(72.3)
Net cash used in investing activities from continuing operations	(3.8)	(76.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under credit facility	0.0	(0.6)
Dividends paid	(38.4)	(30.6)
Stock-based compensation share issuances, net	1.7	1.5
Net cash used in financing activities from continuing operations	(36.7)	(29.7)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	0.0	(0.2)

NET INCREASE IN CASH	10.2	5.9
CASH AND CASH EQUIVALENTS – BEGINNING OF YEAR	34.4	28.5
CASH AND CASH EQUIVALENTS – END OF PERIOD	$44.6	$34.4